UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/04/2011

LRAD Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  000-24248

Delaware	87-0361799
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

15378 Avenue of Science, Ste 100,
San Diego, California 92128
(Address of principal executive offices, including zip code)

858-676-1112
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On February 4, 2011, LRAD Corporation (the "Company") issued warrants to purchase shares of its common stock and entered into a Registration Rights Agreement with the holders of such warrants. For a description of such agreements and the transactions related to such agreements, see the information set forth below under Item 3.02, which is incorporated into this Item 1.01 by reference.

Item 3.02.    Unregistered Sales of Equity Securities

On February 4, 2011, certain holders (the "Warrant Holders") of outstanding warrants to purchase shares of the Company's common stock, originally issued on August 7, 2006 (the "2006 Warrants"), exercised the 2006 Warrants to purchase an aggregate of 1,627,945 shares of the Company's common stock at an exercise price of $2.67 per share. The Company received $4,346,613 in aggregate proceeds upon exercise of the 2006 Warrants. The Company expects to use the proceeds from the exercise of the 2006 Warrants for working capital purposes.

The following Warrant Holders, each an institutional investor, exercised outstanding 2006 Warrants as described above: (i) Special Situations Fund III QP, L.P., (ii) Special Situations Private Equity Fund, L.P., (iii) Special Situations Technology Fund, L.P., and (iv) Special Situations Technology Fund II, L.P.. The controlling principals of the Warrant Holders beneficially own approximately 12% percent of the Company's outstanding common stock following exercise of the 2006 Warrants.

On February 4, 2011, in consideration of the Warrant Holders exercising the 2006 Warrants at an exercise price above the current market price of the Company's common stock, the Company issued to the Warrant Holders new warrants exercisable for an aggregate of 1,627,945 shares of common stock at an exercise price of $2.67 per share (the "2011 Warrants"). The 2011 Warrants are exercisable from August 4, 2011 through February 4, 2016. The 2011 Warrants contain provisions which would adjust the exercise price, and in inverse proportion adjust the number of shares subject to the 2011 Warrants, in the event the Company pays stock dividends, effects stock splits or completes other transactions specified in the 2011 Warrants.

The Company also entered into a Registration Rights Agreement with the Warrant Holders, pursuant to which the Company agreed to prepare and file, within 30 days following the issuance of the 2011 Warrants, a registration statement covering the resale of the shares of common stock issuable upon exercise of the 2011 Warrants. If the registration statement is not declared effective within 90 days following the date of issuance of the securities, or the Warrant Holders are otherwise unable to re-sell the shares purchased upon exercise of the 2011 Warrants, the Company will be obligated to pay liquidated damages to the purchasers in the amount of $0.01335 per day per applicable share until 180 days after the date the registration statement is required to be filed, and $0.0267 per day per applicable share thereafter, but not to exceed a total of $0.534 per applicable share.

The Company offered and sold the 2006 Warrants and the 2011 Warrants without registration under the Securities Act of 1933, as amended (the "Act"), to a limited number of qualified institutional buyers and other accredited investors in reliance upon the exemption provided by Rule 506 of Regulation D thereunder. The 2011 Warrants may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements under the Act. An appropriate legend has been placed on the 2011 Warrants issued, and will be placed on the shares issuable upon exercise of the 2011 Warrants, unless registered under the Act prior to issuance.

No general solicitation or advertising was made in connection with the offer or sale of the 2011 Warrants. Each of the Investors is an accredited investor as defined in Rule 501 of Regulation D promulgated under the Act. The Company did not pay any placement agent fees or other commissions to third parties in connection with the sale of the 2011 Warrants.

Complete copies of the Form of 2011 Warrant and the Registration Rights Agreement have been filed as Exhibits 4.1 and 4.2 hereto and are incorporated herein by reference. The summary of the transaction set forth above does not purport to be complete and is qualified in its entirety by reference to such exhibits. On February 8, 2011, the Company issued a press release regarding the exercise of the 2006 Warrants and the issuance of the 2011 Warrants. A copy of the press release is attached as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

4.1    Form of Warrant.
4.2    Registration Rights Agreement.
99.1   Press Release dated February 8, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LRAD Corporation

Date: February 08, 2011	By:	/s/ Katherine H. McDermott
Katherine H. McDermott
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
EX-4.1	Form of Warrant
EX-4.2	Registration Rights Agreement
EX-99.1	Press Release dated February 8, 2011